POWER OF ATTORNEY KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned, do hereby constitute and appoint Van H. Beckwith, Samantha Boyd, Sarah I. Rubenfeld, Rebekkah M. Emerson, and Pamela L. Taylor or any of them acting alone, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to prepare and sign for me, and in my name, place and stead, in any and all capacities, including preparing and submitting a Fonn ID application for EDGAR access as well as any and all reports as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules, regulations, and requirements of the Securities Exchange Commission in respect thereof, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents foll power and authority to do and perform each and every act and thing requisite and necessary to be done (with full power to each of them to act alone), as fully and to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfolly do or cause to be done by virtue hereof. This Power of Attorney shaJI remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by Halliburton Company. unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney revokes, replaces, and superccdes all prior Powers of Attorney related to the filing of SEC Forms 3, 4, and 5 wnh respect to the undersigned's holdings of and transactions in securities issued by Halliburton Company. IN WITNESS WHEREOF, I hereto set my hand this 10th day of December 2025. REVIEWED LEGAL DEPARTMENT By: Sarah Rubenfeld Title: Assistant General Counsel, Public Law and Assistant Se(:retary Date: December 9, 2025